Exhibit 99.2

Part II

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Note: The information contained in this Item has been updated for the changes made to our segment performance measures during the first quarter of 2020 as discussed in the recasted audited consolidated financial statements and notes thereto in Exhibit 99.3 included elsewhere in this Form 8-K which updates our Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Form 10-K”). This Item has not been updated for any other changes since the filing of the 2019 Form 10-K. For developments subsequent to the filing of the 2019 Form 10-K, refer to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020.
Company Overview
We are a leading provider of drug development services to the biopharmaceutical industry, focused on helping our customers bring their new medicines to patients around the world. We have been in the drug development services business for more than 30 years, providing a comprehensive suite of clinical development and laboratory services to pharmaceutical, biotechnology, medical device and government organizations, as well as other industry participants. Over that time, we have developed a track record of consistent quality, delivery and continuous innovation that has enabled us to grow faster than our underlying market over the past five years and deliver strong financial results. In 2019, we served all of the top 50 biopharmaceutical companies in the world, as ranked by 2018 R&D spending, and, in 2018, were involved in 66 drug approvals. We also participated in the development of all of 2018’s top ten selling drugs, as ranked by 2018 revenue. Since 2014, we have also worked with over 300 companies in the growing biotechnology sector through our PPD Biotech model, which was built specifically to serve the unique needs of this customer segment.
Our purpose and mission are to improve health by helping our customers deliver life-changing therapies to patients. We pursue our purpose and mission through our clinical development and laboratory services and our strategy to bend the cost and time curve of drug development and optimize value for our customers. Our customers benefit from accelerated time to market because it results in lengthened periods of market exclusivity, and our real-world evidence solutions support the superior efficacy and value of their novel therapies. We believe our medical, scientific and drug development expertise, along with our innovative technologies and knowledge of global regulatory requirements, help our customers accelerate the development of safe and effective therapeutics and maximize returns on their R&D investments. We have two reportable segments, Clinical Development Services and Laboratory Services. For a description of our service offerings within our segments, see Part I, Item 1, “Business” of this Annual Report on Form 10-K.
Effective January 1, 2018, we adopted Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), using the modified retrospective method for all contracts not completed as of the date of adoption. The audited consolidated financial statements as of and for the years ended December 31, 2019 and 2018 included elsewhere in this Annual Report on Form 10-K, reflect the application of the accounting guidance of ASC 606, while the consolidated financial statements and other financial information (as applicable) for the period commencing prior to January 1, 2018, reflect previous accounting guidance from the application of ASC Topic 605, Revenue Recognition (“ASC 605”).
Industry Outlook
For information about the industry outlook and markets that we operate in, refer to “Our Markets” within Part I, Item I of this Annual Report on Form 10-K.
Sources of Revenue
Under ASC 606, revenue is comprised of direct, third-party pass-through and out-of-pocket revenue from providing services to our customers. Direct revenue represents revenue associated with the direct services provided under our contracts. Third-party pass-through and out-of-pocket revenue represents the reimbursement by customers of third-party pass-through and out-of-pocket costs incurred by us under our contracts. Revenue typically fluctuates and may fluctuate significantly period to period based on the timing and types of services performed, staff utilization and hours worked, actual and estimated third-party pass-through and out-of-pocket costs and the volume of our net authorizations driving growth in backlog, among other factors.

With the adoption of ASC 606, we record the reimbursement of third-party pass-through and out-of-pocket revenue and the related costs incurred as revenue and reimbursed costs on the consolidated statements of operations. We record these reimbursed costs as revenue when we are the principal in the relationship, are primarily responsible for the services provided by third parties and significantly integrate the services of the third parties with our own services in delivering a combined output to the customer.
Previously under ASC 605, revenue only included direct revenue from providing services to our customers. Third-party pass-through revenue and costs were presented on a net basis and out-of-pocket revenue and costs were presented on a gross basis as reimbursed revenue and reimbursed costs on the consolidated statements of operations. Additionally, third-party pass-through and out-of-pocket costs were excluded from the costs used in the measure of progress for full-service clinical trial management contracts that utilized the proportional performance method to recognize revenue, and the related revenue was recognized for these reimbursed costs when the costs were incurred. Third-party pass-through and out-of-pocket revenue and costs did not have a significant impact on our financial performance, because they were ancillary to the clinical development and laboratory services provided by us, generally provided by us without profit or mark-up and variable from period to period without being important to our underlying business performance. Therefore, prior to January 1, 2018, we did not analyze third-party pass-through and out-of-pocket revenue and related costs from period to period.
Our Clinical Development Services segment represented 83.2%, 84.9% and 83.8% of total segment revenue for the years ended December 31, 2019, 2018 and 2017, respectively, with the remainder generated from Laboratory Services.
We have a diverse customer mix, with no one customer accounting for more than 10% of our revenue for the years ended December 31, 2019, 2018 and 2017. Our top 10 customers accounted for approximately 47.9%, 47.5% and 50.5% of our revenue for the years ended December 31, 2019, 2018 and 2017, respectively. Based on the diversity of our customer base, we do not believe we have significant customer concentration risk. We do not have any significant product revenues.
Operating Costs and Expenses
Our operating costs and expenses primarily consist of direct costs, reimbursed costs, selling, general and administrative (“SG&A”) expenses and depreciation and amortization.
Direct Costs
Direct costs represent costs for providing services to customers. Direct costs primarily include labor-related costs, such as compensation and benefits for employees providing services, an allocation of facility and information technology costs, supply costs, costs for certain media-related services for patient recruitment, other overhead costs and offsetting R&D incentive credits. Direct costs typically increase or decrease with changes in revenue and may fluctuate significantly from period to period as a percentage of revenue due to staff labor utilization, project labor mix, the type of services, changes to the timing of work performed and project inefficiencies, among other factors.
Reimbursed Costs
Reimbursed costs include third-party pass-through and out-of-pocket costs which are generally reimbursable by our customers at cost. Third-party pass-through and out-of-pocket costs include, but are not limited to, payments to investigators, payments for the use of third-party technology, shipping costs and travel costs related to the performance of services, among others. Third-party pass-through and out-of-pocket costs are incurred across both of our reportable segments.
Because services associated with reimbursed costs are generally provided by us without profit or mark-up and fluctuate from period to period without being important to our underlying performance over the full term of a contract, these costs do not have a significant impact on our income from operations. While fluctuations from period to period are not meaningful over the full term of a contract, actual and estimated reimbursed costs can impact revenue recognized and income from operations throughout the duration of a contract.

Selling, General and Administrative Expenses
SG&A expenses represent costs of business development, administrative and support functions. SG&A expenses primarily include compensation and benefits for employees, costs related to employees performing administrative tasks, stock-based compensation expense, sales, marketing and promotional expenses, employee recruiting and relocation expenses, employee training costs, travel costs, an allocation of facility and information technology costs and other overhead costs.
Depreciation and Amortization
Depreciation and amortization represents the costs charged for our property and equipment and intangible assets. We record depreciation and amortization using the straight-line method, based on the estimated useful lives of the respective assets. We depreciate leasehold improvements over the shorter of the lease term or the estimated useful lives of the improvements. We amortize software developed or obtained for internal use, including software licenses obtained through a cloud computing arrangement, over the estimated useful life of the software or term of the licensing or service agreement. Amortization expense primarily comes from acquired definite-lived intangible assets. We amortize definite-lived intangible assets using either the straight-line method or sum-of-the-years digits method over the estimated useful lives of the assets.
How We Assess the Performance of Our Business
We manage and assess our business based on segment performance and allocate resources utilizing segment revenues and segment operating income. We also assess the performance of our consolidated business using a number of metrics including backlog and net authorizations. Our financial information for all periods presented below for backlog and net authorizations exclude the impact of net authorizations from anticipated third-party pass-through and out-of-pocket revenue.
Our backlog represents anticipated direct revenue for work not yet completed or performed (i) under signed contracts, letters of intent and, in some cases, awards that are supported by other forms of written communication and (ii) where there is sufficient or reasonable certainty about the customer’s ability and intent to fund and commence the services within six months.
Backlog and backlog conversion to direct revenue (defined as the quarterly average of direct revenue, which excludes the impact of third-party pass-through and out-of-pocket revenue and, for 2019 and 2018, the impact of ASC 606 on direct revenue, for the period divided by opening backlog for that period) vary from period to period depending upon new authorizations, contract modifications, cancellations and the amount of direct revenue recognized under existing contracts. We adjust backlog for foreign currency fluctuations and exclude direct revenue that has been recognized as revenue in our consolidated statements of operations.
Although an increase in backlog will generally result in an increase in future direct revenue to be recognized over time (depending on future contract modifications, contract cancellations and other adjustments), an increase in backlog at a particular point in time does not necessarily correspond to an increase in direct revenue during a particular period. The timing and extent to which backlog will result in direct revenue depends on many factors, including the timing of commencement of work, the rate at which we perform services, scope changes, cancellations, delays, receipt of regulatory approvals and the nature, duration, size, complexity and phase of the studies. Our contracts generally have terms ranging from several months to several years. In addition, delayed projects remain in backlog until they are canceled. As a result of these factors, our backlog might not be a reliable indicator of future direct revenue and we might not realize all or any part of the direct revenue from the authorizations in backlog as of any point in time.
We add new authorizations to backlog based on the aforementioned criteria for backlog. Net authorizations represent new business awards, net of award or contract modifications, contract cancellations, foreign currency fluctuations and other adjustments. New authorizations vary from period to period depending on numerous factors, including customer authorization volume, sales performance and overall health of the biopharmaceutical industry, among others. New authorizations have varied and will continue to vary significantly from quarter to quarter and from year to year. In addition to net authorizations, we also assess net book-to-bill which represents the amount of net authorizations for the period divided by the direct revenue (calculated consistent with backlog conversion to direct revenue above) recognized in that period.

Backlog and Net Authorizations

				Change
				2019 vs. 2018		2018 vs. 2017
(dollars in millions)	2019	2018	2017	$	%	$	%
Net authorizations (for the years ended December 31)	$3,827.3	$3,421.0	$2,485.4	$406.3	11.9%	$935.6	37.6%
Backlog (as of December 31)	7,066.3	6,313.7	5,730.6	752.6	11.9	583.1	10.2
Backlog conversion (quarterly average for the years ended December 31)	11.9%	11.9%	11.7%		—		0.2
Net book-to-bill	1.2x	1.2x	0.9x
Our net authorizations for the years ended December 31, 2019, 2018 and 2017 were $3,827.3 million, $3,421.0 million and $2,485.4 million, respectively. Our backlog as of December 31, 2019, 2018 and 2017 was $7,066.3 million, $6,313.7 million and $5,730.6 million, respectively. The increase in net authorizations and backlog in 2019 as compared to the same period in the prior year was primarily due to a higher win rate on competitive decisions (which represents the total dollar amount of new business on which we bid) and favorable net foreign currency fluctuations, partially offset by cancellations. The increase in net authorizations and backlog in 2018 as compared to the same period in the prior year was primarily due to a higher number of competitive decisions and lower cancellations, partially offset by unfavorable foreign currency fluctuations.
Acquisitions
September 2019 Acquisition
On September 3, 2019, we acquired 100% of the issued and outstanding equity of Synarc, Inc. (“Synarc”), the global site network of Bioclinica, Inc., expanding its global footprint into China and Latin America and expanding its central nervous system offering in the United States. As of December 31, 2019, the preliminary purchase price was $45.2 million. The initial accounting for the acquisition is not yet complete. See Note 6, “Business Combinations,” of our audited consolidated financial statements included elsewhere in this Annual Report on Form 10-K for additional information.
July 2019 Acquisition
On July 1, 2019, we acquired 100% of the issued and outstanding equity of Medimix International (“Medimix”), a global technology company that provides real-world evidence insights and information to the pharmaceutical, diagnostic and medical device industries. As of December 31, 2019, the preliminary purchase price was $36.8 million, including $5.0 million of common stock of the Company. The initial accounting for the acquisition is not yet complete. See Note 6, “Business Combinations,” of our audited consolidated financial statements included elsewhere in this Annual Report on Form 10-K for additional information.
September 2017 Acquisition
On September 1, 2017, we acquired 100% of Optimal Research, LLC (“Optimal Research”), a dedicated clinical research site network with enhanced oncology enrollment capabilities. The purchase price was $24.0 million. See Note 6, “Business Combinations,” of our audited consolidated financial statements included elsewhere in this Annual Report on Form 10-K for additional information.
Incremental Public Company Expenses
As a new public company, we will incur additional expenses on an ongoing basis that we did not incur as a private company. Those costs include additional director and officer liability insurance expenses, as well as third-party and internal resources related to accounting, auditing, Sarbanes-Oxley Act compliance, legal, investor and public relations expenses and additional stock-based compensation expense as we align our long-term incentive plan with other public company plans. These costs will generally be SG&A expenses.

We also expect to replace our existing cash-based long-term incentive plan with annual equity awards in 2020. We recorded compensation expense of $14.1 million, $12.0 million and $11.1 million for each of the years ended December 31, 2019, 2018 and 2017, respectively, in connection with awards issued under our cash-based long-term incentive plan.
Results of Operations
We have included the results of operations of acquired companies in our consolidated results of operations from the date of their respective acquisitions, which impacts the comparability of our results of operations when comparing results for the year ended December 31, 2019 to the year ended December 31, 2018 and the year ended December 31, 2018 to the year ended December 31, 2017. We have noted in the discussion below, to the extent meaningful and quantifiable, the impact on the comparability of our consolidated results of operations to prior year results due to the inclusion of acquired companies as well as the impact of ASC 606 when comparing the year ended December 31, 2018 to the year ended December 31, 2017.
Year Ended December 31, 2019 versus Year Ended December 31, 2018 and Year Ended December 31, 2018 versus Year Ended December 31, 2017
Consolidated Results of Operations
Revenue

				Change
	Years Ended December 31,			2019 vs. 2018		2018 vs. 2017
(dollars in thousands)	2019	2018	2017	$	%	$	%
Revenue	$4,031,017	$3,748,971	$2,767,476	$282,046	7.5%	$981,495	35.5%
Reimbursed revenue	—	—	233,574	—	n.m.	(233,574)	n.m.
Total revenue	$4,031,017	$3,748,971	$3,001,050	$282,046	7.5	$747,921	24.9
Revenue increased $282.0 million, or 7.5%, to $4,031.0 million for the year ended December 31, 2019 as compared to the same period in 2018. Revenue increased 7.6% from organic volume growth due to increased net authorizations and backlog growth in 2019 and 2018 and 0.7% from inorganic growth primarily due to our current year acquisitions of Synarc and Medimix (the “2019 Acquisitions”). The increase in revenue was partially offset by a 0.8% decrease from the unfavorable impact from foreign currency exchange rates.
Total revenue increased $747.9 million, or 24.9%, to $3,749.0 million for the year ended December 31, 2018 as compared to the same period in 2017. Total revenue increased primarily due to the adoption of ASC 606, which requires third-party pass-through revenue and out-of-pocket reimbursed revenue to be reported on a gross presentation basis as part of revenue. Previously, under ASC 605, third-party pass-through revenue was presented net of third-party pass-through costs in our consolidated statements of operations. Excluding the impact of the adoption of ASC 606, revenue increased $70.3 million, or 2.5%. Total revenue increased 1.5% primarily due to organic volume growth and higher backlog conversion, 0.7% due to the effect of favorable foreign currency exchange rates, and 0.3% due to inorganic growth from the 2017 acquisition of Optimal Research (the “2017 Acquisition”).
Direct Costs

				Change
	Years Ended December 31,			2019 vs. 2018		2018 vs. 2017
(dollars in thousands)	2019	2018	2017	$	%	$	%
Direct costs	$1,484,258	$1,333,812	$1,302,983	$150,446	11.3%	$30,829	2.4%
% of total revenue	36.8%	35.6%	43.4%

Direct costs increased $150.4 million to $1,484.3 million for the year ended December 31, 2019 as compared to the same period in 2018. The increase in direct costs was due to (i) a $97.9 million increase from growth in employee headcount and contract labor to support current and anticipated growth in future revenue as well as compensation increases, (ii) a $16.5 million increase from the impact of the 2019 Acquisitions and (iii) an increase in project delivery costs, including media-related costs for patient recruitment services and laboratory supply costs. The increase in direct costs was partially offset by a 1.6% decrease from the favorable impact from foreign currency exchange rates. As a percentage of revenue, direct costs increased to 36.8% for the year ended December 31, 2019 as compared to 35.6% in the same period in 2018 primarily due to the factors identified above.
Direct costs increased $30.8 million to $1,333.8 million for the year ended December 31, 2018 as compared to the same period in 2017. The increase in direct costs was primarily due to (i) a $30.9 million increase from growth in employee headcount to support current and anticipated growth in future revenue as well as compensation increases, (ii) an increase in project delivery costs, including media-related costs for patient recruitment services and (iii) an inorganic increase of $5.2 million for the 2017 Acquisition, partially offset by increased R&D incentive credits. The increase in direct costs included a 0.8% increase from the unfavorable impact from foreign currency exchange rates. As a percentage of revenue, direct costs decreased to 35.6% for the year ended December 31, 2018 as compared to 43.4% in the same period in 2017. Excluding the impact from the adoption of ASC 606, direct costs were 43.4%, as a percentage of revenue, for the year ended December 31, 2018.
Reimbursed Costs

				Change
	Years Ended December 31,			2019 vs. 2018		2018 vs. 2017
(dollars in thousands)	2019	2018	2017	$	%	$	%
Reimbursed costs	$924,634	$940,913	$233,574	$(16,279)	(1.7)%	$707,339	302.8%
% of total revenue	22.9%	25.1%	7.8%
Reimbursed costs decreased $16.3 million to $924.6 million for the year ended December 31, 2019 as compared to the same period in 2018. Reimbursed costs decreased due to lower pass-through costs for certain larger clinical trials within our Clinical Development Services segment as a result of fluctuations in enrollment and patient activity, as well as the general timing of costs incurred across the remainder of the portfolio, which will vary over the course of clinical trials due to the timing of the work performed, scope changes and the complexity and phase of the study, among other factors.
Reimbursed costs increased $707.3 million to $940.9 million for the year ended December 31, 2018 as compared to the same period in 2017. Reimbursed costs increased primarily due to the adoption of ASC 606, which requires third-party pass-through costs to be recorded on a gross presentation basis instead of being presented net of pass-through revenue. Previously, under ASC 605, third-party pass-through costs were presented net of third-party pass-through revenue in our consolidated statements of operations for periods that commenced prior to January 1, 2018. Excluding the impact from the adoption of ASC 606, reimbursed costs would have been $222.2 million for the year ended December 31, 2018. See discussion above on the impact from the adoption of ASC 606 on our revenues.
Selling, General and Administrative Expenses

				Change
	Years Ended December 31,			2019 vs. 2018		2018 vs. 2017
(dollars in thousands)	2019	2018	2017	$	%	$	%
Selling, general and administrative expenses	$938,806	$813,035	$809,333	$125,771	15.5%	$3,702	0.5%
% of total revenue	23.3%	21.7%	27.0%

SG&A expenses increased $125.8 million to $938.8 million for the year ended December 31, 2019 as compared to the same period in 2018. The increase in SG&A expenses was primarily due to (i) a $43.7 million increase from growth in employee headcount to support current and anticipated growth in future revenue as well as compensation increases, (ii) $18.4 million in compensation costs related to a stock option modification and special cash bonus to option holders, (iii) an increase in professional fees, including acquisition and IPO transaction costs of $15.3 million and (iv) a $12.2 million increase in technology costs related to both licensing and cloud services and the implementation of a new enterprise resource planning system. The increase in SG&A expenses was partially offset by a 1.4% decrease from the favorable impact from foreign currency exchange rates. As a percentage of revenue, SG&A expenses increased to 23.3% for the year ended December 31, 2019 as compared to 21.7% in the same period in 2018 primarily due to the factors identified above.
SG&A expenses increased $3.7 million to $813.0 million for the year ended December 31, 2018 as compared to the same period in 2017. The increase in SG&A expenses was primarily due to (i) a $9.5 million increase from growth in employee headcount to support current and anticipated growth in future revenue as well as compensation increases and (ii) an inorganic increase of $3.3 million from the 2017 Acquisition, partially offset by $10.4 million of lower stock-based compensation, severance and other related costs. The increase in SG&A expenses included a 0.4% increase from the unfavorable impact from foreign currency exchange rates. As a percentage of revenue, SG&A expenses decreased to 21.7% for the year ended December 31, 2018 as compared to 27.0% in the same period in 2017. Excluding the impact from the adoption of ASC 606, as a percentage of revenue, SG&A expenses decreased to 26.7% for the year ended December 31, 2018.
Recapitalization Costs

	Years Ended December 31,
(in thousands)	2019	2018	2017
Recapitalization costs	$—	$—	$114,766
Recapitalization costs associated with the recapitalization of the Company were $114.8 million for the year ended December 31, 2017 and consisted of (i) $51.2 million of transaction costs, (ii) $52.2 million of stock-based compensation expense for the vesting and cash settlement of stock options, (iii) $4.3 million of accelerated other compensation expense for special cash bonuses to option holders and (iv) $7.1 million of other compensation expense for payroll taxes related to the cash and share settlement of stock options and special cash bonuses to option holders. There were no recapitalization costs for the years ended December 31, 2019 or 2018.
Depreciation and Amortization

	Years Ended December 31,
(in thousands)	2019	2018	2017
Depreciation and amortization	$264,830	$258,974	$279,066
Depreciation and amortization was $264.8 million for the year ended December 31, 2019 as compared to $259.0 million in the same period in 2018. The increase in depreciation and amortization expense primarily relates to the impact from (i) our laboratory facilities expansion, (ii) new purchased and internally developed software and (iii) the definite-lived intangibles amortization impact from the 2019 Acquisitions, partially offset by a decrease due to the timing of amortization of certain definite-lived intangible assets and a favorable impact from foreign currency exchange rates.
Depreciation and amortization was $259.0 million for the year ended December 31, 2018 as compared to $279.1 million in the same period in 2017. Depreciation and amortization expense decreased primarily due to certain definite-lived intangible assets and internally developed software becoming fully amortized in 2017, partially offset by an unfavorable impact from foreign currency exchange rates.
Goodwill and Long-Lived Asset Impairments

	Years Ended December 31,
(in thousands)	2019	2018	2017
Goodwill and long-lived asset impairments	$1,284	$29,626	$43,459

Goodwill impairment was $29.6 million for the year ended December 31, 2018 as compared to $38.4 million in the same period in 2017. Our 2018 and 2017 annual goodwill impairment tests each indicated that one reporting unit in our Clinical Development Services segment had an estimated fair value below carrying value as a result of decreases in future cash flows. The goodwill impairments in 2018 and 2017 were recorded on different reporting units. There was no goodwill impairment in 2019.
In 2018, the expected future cash flows of the reporting unit decreased due to lower forecasted long-term revenue growth and higher forecasted operating expenses, resulting in reduced margins. In 2017, the expected future cash flows of the reporting unit decreased due to lower forecasted long-term revenue growth and reduced margins, primarily as a result of the loss of certain key customers.
Interest Expense, Net

	Years Ended December 31,
(in thousands)	2019	2018	2017
Interest expense, net	$311,744	$263,618	$253,891
Interest expense, net, was $311.7 million for the year ended December 31, 2019 as compared to $263.6 million in the same period in 2018. The increase in interest expense is due to $49.1 million of interest expense related to the issuance of the Additional HoldCo Notes and an increase in the interest rate on our term loan under our senior secured credit facilities for a portion of the year, partially offset by favorable amortization from our terminated interest rate swaps.
Interest expense, net, was $263.6 million for the year ended December 31, 2018 as compared to $253.9 million in the same period in 2017. The overall increase in interest expense is due to $16.0 million of interest expense from the issuance of the Initial HoldCo Notes in connection with the May 2017 recapitalization of the Company and an increase in the interest rate on our term loan under our senior secured credit facilities from 4.38% to 5.02%. These increases were partially offset by favorable interest rate swaps and the impact of a repricing of our term loan in March 2018 resulting in a lower margin on our term loan.
(Loss) Gain on Investments

	Years Ended December 31,
(in thousands)	2019	2018	2017
(Loss) gain on investments	$(19,043)	$15,936	$92,750
Loss on investments was $19.0 million for the year ended December 31, 2019 as compared to a gain of $15.9 million in the same period in 2018. The loss for 2019 and gain for 2018, respectively, was primarily a result of changes in the fair values of the net asset values of our investments, partially offset by changes to the discounts on certain investments.
Gain on investments was $15.9 million for the year ended December 31, 2018 as compared to a gain of $92.8 million in the same period in 2017. The gain in 2018 and 2017 was primarily a result of increases in the fair value of the net asset values of our investments, partially offset by changes to the discount on certain investments.
The gains or losses from our investments will likely continue to fluctuate from period to period primarily based on the changes in fair value of the underlying holdings of the limited partnerships and changes in the discounts applied to such investments for our lack of control and lack of marketability, where applicable.
Other (Expense) Income, Net

	Years Ended December 31,
(in thousands)	2019	2018	2017
Other (expense) income, net	$(27,143)	$21,701	$(40,259)
Other expense, net, was $27.1 million for the year ended December 31, 2019 as compared to other income, net of $21.7 million in the same period in 2018. Foreign exchange rate movement resulted in transaction and re-measurement losses of $24.7 million for the year ended December 31, 2019 and transaction and re-measurement gains of $16.7 million in the same period in 2018.

Other income, net, was $21.7 million for the year ended December 31, 2018 as compared to other expense, net, of $40.3 million in the same period in 2017. The change in other income (expense), net, was primarily due to foreign exchange rate movement that resulted in transaction and re-measurement gains of $16.7 million for the year ended December 31, 2018 as compared to transaction and re-measurement losses of $40.1 million in the same period in 2017.
Provision for (Benefit from) Income Taxes

	Years Ended December 31,
(dollars in thousands)	2019	2018	2017
Provision for (benefit from) income taxes	$2,957	$39,579	$(284,360)
Effective income tax rate	5.0%	27.0%	(1,726.6)%
Our provision for income taxes was $3.0 million, resulting in an effective income tax rate of 5.0%, for the year ended December 31, 2019 as compared to $39.6 million, or an effective income tax rate of 27.0%, in the same period in 2018. Our provision for income taxes for the year ended December 31, 2019 was primarily due to the estimated tax effect on our income before provision for income taxes offset by the impact from the benefit related to state taxes, net of federal benefit, related to the Tax Act, as well as the realization of carryforward foreign tax attributes and an increase in foreign R&D credits. Our provision for income taxes for the year ended December 31, 2018 was primarily due to the estimated tax effect on our income before provision for income taxes, which included a decrease in the corporate statutory tax rate and other tax impacts as a result of the Tax Act.
Our provision for income taxes was $39.6 million, resulting in an effective income tax rate of 27.0%, for the year ended December 31, 2018, as compared to a benefit from income taxes of $284.4 million, or an effective income tax rate of (1,726.6)%, in the same period in 2017. Our provision for income taxes for the year ended December 31, 2018 was primarily due to the estimated tax effect on our income before provision for income taxes, which included a decrease in the corporate statutory tax rate and other tax impacts as a result of the Tax Act. Our benefit from income taxes for the year ended December 31, 2017 was primarily due to (i) the net impacts of the Tax Act, including the benefit on our deferred tax liabilities from the decrease in the corporate statutory tax rate, the generation of foreign tax credits and the release of a deferred tax liability for accumulated unremitted foreign earnings, offset by the inclusion of the one-time mandatory transition tax and (ii) the estimated tax effect of certain stock-based and other compensation costs, offset by certain non-deductible transaction costs, all related to the recapitalization of the Company in May 2017.
Segment Results of Operations
During the first quarter of 2020, our Chief Operating Decision Maker began assessing performance and making resource allocation decisions based on total segment revenue, including direct and third-party pass-through and out-of-pocket revenue, and segment operating income, including reimbursed costs. Previously, certain revenue amounts and reimbursed costs were not allocated to segments, whereas following the change, all revenue and reimbursed costs are allocated to the respective segment. As a result, we have updated our segment presentation for the years ended December 31, 2019 and 2018 which has been recast to reflect the change in the measurement of segment performance measures. No changes have been made to the segment presentation for the year ended December 31, 2017, as prior to the adoption of ASC 606 on January 1, 2018, third-party pass-through and out-of-pocket revenue, as well as reimbursed costs, were not allocated to our segments. Clinical Development Services and Laboratory Services segment results for the years ended December 31, 2019, 2018 and 2017 are detailed below.
Clinical Development Services

				Change
	Years Ended December 31,			2019 vs. 2018		2018 vs. 2017
(dollars in thousands)	2019	2018	2017	$	%	$	%
Segment revenue	$3,354,163	$3,182,870	$2,319,103	$171,293	5.4%	$863,767	37.2%
Segment direct costs	1,162,678	1,064,557	1,053,557	98,121	9.2	11,000	1.0
Segment reimbursed costs	845,580	876,617	—	(31,037)	(3.5)	876,617	—
Segment SG&A expenses	529,425	475,242	464,794	54,183	11.4	10,448	2.2
Segment operating income	816,480	766,454	800,752	50,026	6.5	(34,298)	(4.3)

Segment Revenue
Clinical Development Services’ segment revenue was $3,354.2 million for the year ended December 31, 2019, an increase of $171.3 million as compared to the same period in 2018. Segment revenue increased (i) 5.5% from organic volume growth in our Phase II-IV clinical trial management services, site and patient access services and medical communications services, as well as higher opening backlog at the beginning of the year and (ii) 0.8% from inorganic growth due to the 2019 Acquisitions. The increase in segment revenue was partially offset by a 0.9% decrease from the unfavorable impact from foreign currency exchange rates. The higher opening backlog was primarily due to increased net authorizations for our Phase II-IV clinical trial management services in 2018.
Clinical Development Services’ segment revenue was $3,182.9 million in 2018, an increase of $863.8 million as compared to the same period in 2017. Segment revenue increased due to the change in segment revenue presentation discussed above which resulted in a change in presentation for the year ended December 31, 2018, but not did impact segment presentation for the year ended December 31, 2017. Excluding the impact of the change in segment presentation, Clinical Development Services’ segment revenue increased $16.9 million, or 0.7%. This increase was due to a 0.4% increase in inorganic growth from the 2017 Acquisition and 0.7% due to favorable foreign currency exchange rates, partially offset by a 0.4% decrease in organic volume. The decrease in organic growth was primarily the result of a lower opening backlog and a decrease in net authorizations in 2017 in our Phase II-IV clinical trial management services.
Segment Direct Costs
Clinical Development Services’ segment direct costs were $1,162.7 million for the year ended December 31, 2019, an increase of $98.1 million as compared to the same period in 2018. The increase in segment direct costs was primarily due to (i) a $66.9 million increase from growth in employee headcount and contract labor to support current and anticipated growth in future revenue as well as compensation increases, (ii) a $16.5 million increase from the impact of the 2019 Acquisitions and (iii) an increase in project delivery costs including media-related costs for patient recruitment services. The increase in segment direct costs was partially offset by a 1.8% decrease from the favorable impact from foreign currency exchange rates.
Clinical Development Services’ segment direct costs were $1,064.6 million in 2018, an increase of $11.0 million as compared to the same period in 2017. The increase in segment direct costs was primarily due to (i) a $20.2 million increase from growth in employee headcount to support current and anticipated growth in future revenue as well as compensation increases, (ii) an increase in media-related costs for patient recruitment services and (iii) an inorganic increase of $5.2 million for the 2017 Acquisition, partially offset by increased R&D incentive credits and a $23.1 million decrease in temporary labor and certain other project delivery costs. The increase in segment direct costs included a 0.9% increase from the unfavorable impact from foreign currency exchange rates.
Segment Reimbursed Costs
Clinical Development Services’ segment reimbursed costs were $845.6 million for the year ended December 31, 2019, a decrease of $31.0 million as compared to the same period in 2018. The decrease in segment reimbursed costs was primarily due to lower pass-through costs for certain larger clinical trials as a result of fluctuations in enrollment and patient activity, as well as the general timing of costs incurred across the remainder of the portfolio, which will vary over the course of clinical trials due to the timing of the work performed, scope changes and the complexity and phase of the study, among other factors.
Clinical Development Services’ segment reimbursed costs were $876.6 million for the year ended December 31, 2018. The increase in segment reimbursed costs was due to the change in segment reimbursed cost presentation discussed above which resulted in a change in presentation for the year ended December 31, 2018, but not did impact segment presentation for the year ended December 31, 2017.
Segment SG&A Expenses
Clinical Development Services’ segment SG&A expenses were $529.4 million for the year ended December 31, 2019, an increase of $54.2 million as compared to the same period in 2018. The increase in segment SG&A expenses was primarily due to (i) a $32.2 million increase from growth in employee headcount to support current and anticipated growth in future revenue as well as compensation increases and (ii) a $7.1 million increase from the impact of the 2019 Acquisitions. The increase in segment SG&A expenses was partially offset by a 1.7% decrease from the favorable impact from foreign currency exchange rates.

Clinical Development Services’ segment SG&A expenses were $475.2 million in 2018, an increase of $10.4 million as compared to the same period in 2017. The increase in segment SG&A expenses was primarily due to (i) a $13.4 million increase from growth in employee headcount to support current and anticipated growth in future revenue as well as compensation increases and (ii) an increase of $3.3 million from the impact of the 2017 Acquisition, partially offset by a decrease in bad debt expense. The increase in segment SG&A expenses included a 0.7% increase from the unfavorable impact from foreign currency exchange rates.
Laboratory Services

				Change
	Years Ended December 31,			2019 vs. 2018		2018 vs. 2017
(dollars in thousands)	2019	2018	2017	$	%	$	%
Segment revenue	$676,854	$566,101	$448,373	$110,753	19.6%	$117,728	26.3%
Segment direct costs	307,346	258,472	235,137	48,874	18.9	23,335	9.9
Segment reimbursed costs	79,054	64,296	—	14,758	23.0	64,296	—
Segment SG&A expenses	81,373	68,305	60,097	13,068	19.1	8,208	13.7
Segment operating income	209,081	175,028	153,139	34,053	19.5	21,889	14.3
Segment Revenue
Laboratory Services’ segment revenue was $676.9 million for the year ended December 31, 2019, an increase of $110.8 million as compared to the same period in 2018. Segment revenue increased from organic volume growth across all our laboratory services, including increased net authorizations in 2019, as well as higher opening backlog at the beginning of the year. The higher opening backlog was primarily due to increased net authorizations in 2018.
Laboratory Services’ segment revenue was $566.1 million in 2018, an increase of $117.7 million as compared to the same period in 2017. Segment revenue increased primarily due to the change in segment revenue presentation discussed above which resulted in a change in presentation for the year ended December 31, 2018, but not did impact segment presentation for the year ended December 31, 2017. Excluding the impact of the change in segment presentation, Laboratory Services’ segment revenue increased $53.4 million, or 11.9%. This increase was primarily as result of organic volume growth from our bioanalytical and GMP laboratory services as well as higher opening backlog at the beginning of the year. The higher opening backlog was primarily due to increased net authorizations in 2017.
Segment Direct Costs
Laboratory Services’ segment direct costs were $307.3 million for the year ended December 31, 2019, an increase of $48.9 million as compared to the same period in 2018. The increase in segment direct costs was primarily due to (i) a $27.9 million increase from growth in employee headcount to support current and anticipated growth in future revenue as well as compensation increases and (ii) an increase in laboratory supply costs associated with the growth in revenue.
Laboratory Services’ segment direct costs were $258.5 million in 2018, an increase of $23.3 million as compared to the same period in 2017. The increase in segment direct costs was primarily due to (i) a $19.1 million increase from growth in employee headcount to support current and anticipated growth in future revenue as well as compensation increases and (ii) an increase in laboratory supplies costs associated with the growth in revenue.
Segment Reimbursed Costs
Laboratory Services’ segment reimbursed costs were $79.1 million for the year ended December 31, 2019, an increase of $14.8 million as compared to the same period in 2018. The increase in segment reimbursed costs was primarily due to an increase in segment revenue and overall growth, as well as the general timing of costs incurred across our portfolio of work.
Laboratory Services’ segment reimbursed costs were $64.3 million for the year ended December 31, 2018. The increase in segment reimbursed costs was due to the change in segment reimbursed cost presentation discussed above which resulted in a change in presentation for the year ended December 31, 2018, but not did impact segment presentation for the year ended December 31, 2017.

    Segment SG&A Expenses
Laboratory Services’ segment SG&A expenses were $81.4 million for the year ended December 31, 2019, an increase of $13.1 million as compared to the same period in 2018. The increase in segment SG&A expenses was primarily due to a $9.1 million increase from growth in employee headcount to support current and anticipated growth in future revenue as well as compensation increases.
Laboratory Services’ segment SG&A expenses were $68.3 million in 2018, an increase of $8.2 million as compared to the same period in 2017. The increase in segment SG&A expenses was primarily due to an $8.3 million increase from growth in employee headcount to support current and anticipated growth in future revenue as well as compensation increases.